UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

HILLS BANCORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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HILLS BANCORPORATION
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 15, 2013

The Annual Meeting of the Shareholders of Hills Bancorporation, an Iowa corporation (the “Company”), will be held at the Hills Community Center, Hills, Iowa, on Monday, the 15th day of April, 2013, at 4:00 o’clock p.m., local time, for the following purposes:

1.	To elect three members of the Board of Directors.
2.	To approve a non-binding advisory vote on executive compensation.
3.	To approve a non-binding advisory vote on the Company’s appointment of its independent registered public accounting firm.
4.	To transact such other business as may properly be brought before the meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on March 1, 2013, as the record date for the determination of the shareholders entitled to notice of, to attend, and to vote at, the meeting. Accordingly, only shareholders of record at the close of business on that date will be entitled to attend and vote at the meeting, or any adjournments thereof.

TO ENSURE YOUR REPRESENTATION AT THE MEETING, THE BOARD OF DIRECTORS OF THE COMPANY SOLICITS YOU TO MARK, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE. YOUR PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED.  IF YOU ARE ABLE TO ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY WITHDRAW YOUR PROXY AND DO SO.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE
SHAREHOLDERS’ MEETING TO BE HELD ON APRIL 15, 2013.

Pursuant to the rules promulgated by the Securities and Exchange Commission, we have elected to provide access to our proxy materials both by: (i) sending you this full set of proxy materials, including a proxy card; and (ii) notifying you of the availability of our proxy materials on the internet.

This Notice of Annual Meeting, Proxy Statement, and our Annual Report to Shareholders for the fiscal year ended December 31, 2012, are available online and may be accessed at www.envisionreports.com/HBIA or www.edocumentview.com/HBIA.  In accordance with applicable rules, we do not use “cookies” or other software that identifies visitors accessing these materials on this website. We encourage you to access and review all of the important information contained in the proxy materials before voting.

Date: March 15, 2013	By Order of the Board of Directors

/s/ Dwight O. Seegmiller

Hills Bancorporation	Dwight O. Seegmiller
131 Main Street	President and CEO
Hills, Iowa 52235

PROXY STATEMENT FOR THE
ANNUAL MEETING OF SHAREHOLDERS OF
HILLS BANCORPORATION

To Be Held on April 15, 2013

HILLS BANCORPORATION
131 Main Street
Hills, Iowa 52235

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

To Be Held on April 15, 2013

This Proxy Statement is furnished to shareholders of Hills Bancorporation (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company for the Annual Meeting of Shareholders to be held April 15, 2013, and any adjournments thereof. This Proxy Statement and form of Proxy enclosed herewith are first being sent to the shareholders of the Company entitled to vote at the Annual Meeting on or about March 15, 2013.

If the accompanying Proxy is properly signed and returned and is not withdrawn or revoked, the shares represented thereby will be voted in accordance with the specifications thereon. If the manner of voting such shares is not indicated on the Proxy, the shares will be voted FOR the election of the nominees for Directors named herein and FOR the approval of Proposals 2 and 3.

If your shares are held in brokerage or similar account, your broker is not permitted to vote on your behalf for either of Proposals 1 or 2 absent voting instructions from you.  Consequently, for your vote to be counted in the election of Directors and on the proposal regarding the non-binding advisory vote on executive compensation, you must communicate your voting decisions to your bank, broker or other holder of record before the date of the Annual Meeting.

Shareholders may vote on the Proposals presented at the Annual Meeting as follows:

As to Proposal 1, the election of Directors:

•	Vote “FOR” all of the nominees for Director
•	Withhold votes on all of the nominees for Director
•	Withhold votes for one or more nominees

Because the election of Directors is determined by a plurality, the nominees receiving the most votes “FOR” will be elected.

As to Proposal 2, the non-binding advisory vote on executive compensation:

•	Vote “FOR” the proposal
•	Vote “AGAINST” the proposal
•	Abstain from voting on the proposal

As to Proposal 3, the non-binding advisory vote on the appointment of the Company’s independent registered public accounting firm:

•	Vote “FOR” the proposal
•	Vote “AGAINST” the proposal
•	Abstain from voting on the proposal

Assuming the presence of a quorum, the affirmative vote of a majority of the votes cast by the holders of the Company’s common stock is required to approve each of Proposals 2 and 3.  An abstention is not a “vote cast.” Abstentions from voting and broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on the outcome of the proposals.

The Board of Directors recommends that you vote FOR each of the Director nominees named in this Proxy Statement and FOR approval of each of Proposals 2 and 3.

Only shareholders of record at the close of business on March 1, 2013, are entitled to notice of, to attend and to vote at the meeting. There were 4,739,833 shares of common stock of the Company outstanding at the close of business on that date, all of which will be entitled to vote. A quorum exists when a majority of the shares entitled to vote are represented at the Annual Meeting in person or by proxy.  Abstentions, which include shares present at the meeting in person or by proxy and otherwise entitled to vote, but which are not affirmatively cast with respect to a particular proposal, are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Holders of the shares of common stock of the Company are entitled to one vote per share standing in their names on the record date on all matters. Shareholders do not have cumulative voting rights. If the holder of shares abstains from voting on any matter, or if shares are held by a broker which has indicated that it does not have discretionary authority to vote on a particular matter, those shares will not be counted as votes cast with respect to any matter to come before the meeting and will not affect the outcome of any matter.

The Company will bear the cost of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by officers, Directors and regular employees of the Company, without extra compensation, by telephone, electronic mail, facsimile or personal contact. It will greatly assist the Company in limiting expense in connection with the meeting if shareholders who do not expect to attend in person will return signed proxies promptly whether they own a few or many shares.

A shareholder may revoke his or her Proxy at any time prior to the voting thereof by filing with the Treasurer of the Company at the Company’s principal office at 131 Main Street, Hills, Iowa 52235, a written revocation or a duly executed Proxy bearing a later date. A shareholder may also withdraw the Proxy at the meeting at any time before it is exercised.

PROPOSAL 1

ELECTION OF DIRECTORS
INFORMATION CONCERNING NOMINEES FOR ELECTION AS DIRECTORS

The Company currently has eleven Directors with staggered terms of office.  The Board of Directors has no reason to believe that any nominee will be unable to serve as a Director, if elected. However, in case any nominee should become unavailable for election, the proxy will be voted for such substitute, if any, as the Board of Directors may designate.

Each Director of the Company also serves as a Director of the Company’s wholly-owned subsidiary, Hills Bank and Trust Company (the “Bank”), which is a commercial bank.  The Company anticipates that, following the election of the nominees set forth below, all Directors of the Company will continue to serve as Directors of the Bank.  The Directors of the Bank are elected by the vote of the Company as the sole shareholder of the Bank.

Set forth below are the names of the three persons nominated by the Board of Directors for election as Directors of the Company at the 2013 Annual Meeting, along with certain other information concerning such persons.

Name and Year		Positions &	Principal Occupation or Employment
First Become		Offices Held	During the Past Five Years and Education
Director	Age	With Company	Pertaining to Board of Director Qualifications

Director Nominees Who Will Serve Until the 2016 Annual Meeting

Michael E. Hodge 2000 - Company 2000 - Bank	59	Director	President and shareholder of Hodge Construction Company, an Iowa City, Iowa business. Mr. Hodge obtained a BS in civil engineering from the University of Iowa.

John W. Phelan 2007 - Company 2007 - Bank	58	Director
Former General Sales Manager with KZIA Z102.9 and KGYM 1600ESPN radio stations (2010 - 2011); formerly Vice President and General Manager of Cedar Rapids Television Company, d/b/a KCRG-TV9 in Cedar Rapids, Iowa, the local ABC affiliate.

Sheldon E. Yoder, D.V.M. 1997 - Company 1997 - Bank	60	Director
President and shareholder of Kalona Veterinary Clinic, P.C., located in Kalona, Iowa. Dr. Yoder is a graduate of the Iowa State University College of Veterinary Medicine. He has been President of Kalona Veterinary Clinic since 1978.

Additional information regarding the three nominees for election to the Board of is as follows:

Michael E. Hodge:  Mr. Hodge has served as a Director of the Company and the Bank since 2000.  Mr. Hodge presently serves on the Trust Committee and the Compensation and Incentive Stock Committee of the Board of Directors.  Mr. Hodge is a graduate of the University of Iowa College of Engineering with a BS in civil engineering.  He is the President and principal shareholder of Hodge Construction Company founded in Iowa City, Iowa in 1981.  Hodge Construction Company is a private company that is involved in real estate development and as a builder primarily in Iowa City, Coralville, North Liberty and the Cedar Rapids area.  The Bank has office locations in each of these communities.  Mr. Hodge is active in several professional trade associations in the Iowa City area.  Mr. Hodge has significant experience in real estate development, including single family and multi-family and commercial projects and provides important insight to the Board of Directors for the Loan Committee.  In addition, Mr. Hodge is actively involved in leadership roles in several non-profit organizations in the Iowa City market.

John W. Phelan:  Mr. Phelan was elected to the Board of Directors in 2007.  Mr. Phelan at that time also became a member of the Board of Directors of the Bank.  The Board Committees which Mr. Phelan serves on are the Audit Committee and the Compensation and Incentive Stock Committee.   Mr. Phelan was the General Sales Manager for KZIA Z102.9 and KGYM 1600ESPN radio stations in 2010 and 2011.  Mr. Phelan was formerly Vice President and General Manager of Cedar Rapids Television Company, d/b/a KCRG-TV.  The station is the Cedar Rapids, Iowa ABC affiliate.  Mr. Phelan was with KCRG-TV from 1984 until 2010.  Mr. Phelan is originally from Iowa City, Iowa and is currently an active member of the Cedar Rapids community. The Bank currently has three branch offices in Cedar Rapids and one in neighboring Marion so Mr. Phelan’s knowledge and contacts in this market have been invaluable in assisting with the expansion of this market.  Mr. Phelan is a past president of the State of Iowa Broadcasters Association and a long-term Board member of that organization.  Mr. Phelan is active as a Board member in two non-profit organizations with connections to the University of Iowa in Iowa City, Iowa as well as involvement in non-profit organizations in Cedar Rapids, Iowa.

Sheldon E. Yoder, D.V.M.:  Dr. Yoder was first elected to serve as a Director in 1997 and has also served as a Director of the Bank since 1997.  Dr. Yoder presently serves on the Loan Committee and the Compensation and Incentive Stock Committee of the Board of Directors.  Dr. Yoder is a graduate of Iowa State University College of Veterinary Medicine.  He is the President and the sole shareholder of Kalona Veterinary Clinic, P.C., which he founded in 1978 in Kalona, Iowa.  Dr. Yoder is a life-long resident of the Kalona area and as a community leader and business person, has considerable knowledge that continues to be especially favorable to the Bank’s Kalona and Wellman offices.  Dr. Yoder’s small business expertise and agriculture knowledge also continues to be a valuable contribution to the Board of Directors.  Dr. Yoder is active professionally with the American Veterinary and Iowa Veterinary Associations.  Dr. Yoder has demonstrated active involvement in the community’s non-profit organizations in the Kalona community.

None of the nominees currently serves, or has served in the past five years, as a Director of another company whose securities are registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or whose securities are subject to the requirements of Section 15(d) of the Exchange Act or a company registered under the Investment Company Act of 1940, as amended.  There are no family relationships among the Company’s Directors, nominees for Director and executive officers.

The Board of Directors unanimously recommends to the Shareholders a vote “FOR” the election of the above-listed persons as Directors for the Company.

PROPOSAL 2

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) and related SEC regulations, the Company is providing shareholders with an advisory (non-binding) vote on compensation programs for our Named Executive Officers (commonly referred to as “Say on Pay”).  As approved by its shareholders at the 2011 annual meeting, the Company is submitting this non-binding vote to shareholders on an annual basis.  Accordingly, you may vote on the following resolution at the 2013 Annual Meeting:

“Resolved, that the compensation paid to the Company’s Named Executive Officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K of the SEC, including the Compensation Discussion and Analysis, compensation tables, and the related narrative disclosure is hereby approved.”

This vote is nonbinding.  The Board and the Compensation and Incentive Stock Committee, which is comprised of non-employee  Directors, expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

Shareholders are encouraged to review the Compensation Discussion and Analysis section of this Proxy Statement for a detailed discussion of our executive compensation programs.

The Board of Directors unanimously recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of our Named Executive Officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure.

PROPOSAL 3

NON-BINDING ADVISORY VOTE ON THE APPOINTMENT OF THE INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors proposes and recommends that the shareholders approve the selection by the Committee of the firm of BKD LLP to serve as the Company’s independent registered public accounting firm for the 2013 fiscal year. The firm has served as independent auditors for the Company since 2012.  Action by the shareholders is not required by law in the appointment of an independent registered public accounting firm, but their appointment is submitted by the Audit Committee of the Board of Directors in order to give the shareholders a voice in the designation of auditors. If the resolution approving BKD as the Company’s independent registered public accounting firm is rejected by the shareholders, the Committee will reconsider its choice of independent auditors. Even if the resolution is approved, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Proxies in the form solicited hereby which are returned to the Company will be voted in favor of this non-binding proposal unless otherwise instructed by the shareholder.  The affirmative vote of a majority of the shares of common stock represented at the meeting, in person or by proxy, and entitled to vote thereon is required to approve Proposal 3.

The Board of Directors unanimously recommends to the Shareholders a vote “FOR” the non-binding advisory proposal to approve the appointment of the Company’s Independent Registered Public Accounting Firm.

INFORMATION CONCERNING DIRECTORS OTHER THAN NOMINEES

The following tables set forth certain information with respect to Directors of the Company who will continue to serve as Directors subsequent to the 2013 Annual Meeting and who are not nominees for election at the 2013 Annual Meeting.

Name and Year		Positions &	Principal Occupation or Employment
First Become		Offices Held	During the Past Five Years and Education
Director	Age	With Company	Pertaining to Board of Director Qualifications

Directors Serving Until the 2014 Annual Meeting

Emily A. Hughes 2012 - Company 2012 - Bank	45	Director
Professor and Bouma Fellow in Law, University of Iowa College of Law since 2011. From 2006 to 2011, associate professor and tenured professor at Washington University School of Law. Ms. Hughes obtained her law degree from the University of Michigan Law School.

James A. Nowak 2004 - Company 2004 - Bank	65	Director	Partner - McGladrey & Pullen, LLP (Retired 2004), Cedar Rapids, Iowa. Mr. Nowak is a graduate of the University of Wisconsin and a certified public accountant.

Theodore H. Pacha 1990 - Company 1990 - Bank	64	Director and Vice President
President and owner of THEO Resources LLC, a business investment and consulting company in Iowa City, Iowa, May 1999 to present. President and co-owner of Duffy’s Collectible Cars in Cedar Rapids, Iowa. Mr. Pacha previously founded and owned Hawkeye Medical Supply, Inc., a medical supplies company, located in Iowa City, Iowa, until its sale in 1998.

Ann Marie Rhodes 1993 - Company 1993 - Bank	59	Director
The University of Iowa – Clinical Associate Professor of Nursing and Instructor College of Law. Ms. Rhodes obtained a nursing degree from The College of Saint Teresa and a masters in nursing from the University of Iowa. In addition, Ms. Rhodes received her law degree from the University of Iowa College of Law.

Additional information regarding the Directors to serve until the 2014 Annual Meeting is as follows:

Emily A. Hughes:  Ms. Hughes was elected to the Board of Directors in 2012.  Ms. Hughes presently serves on the Loan Committee and the Compensation and Incentive Stock Committee of the Board of Directors.  Ms. Hughes is a professor and Bouma Fellow in Law at the University of Iowa College of Law.  Before joining the University of Iowa College of Law faculty, Ms. Hughes was a professor at Washington University School of Law, and co-director of the Center for Justice in Capital Cases at DePaul University College of Law.  Ms. Hughes also worked as a public defender for the Office of the Iowa State Public Defender in Iowa City.  Ms. Hughes graduated from the University of Michigan Law School and has a master’s degree in international relations from Yale University.  Ms. Hughes is a member of the Missouri, Illinois and Iowa bar associations.  Ms. Hughes’experience with the largest employer in the Company’s trade area, the University of Iowa, and her legal expertise provide important insight to the Board of Directors.

James A. Nowak:  Mr. Nowak has served as a Director of the Company and the Bank since 2004.  Mr. Nowak presently serves as the Chairperson of the Audit Committee and is considered its financial expert.  Mr. Nowak also serves on the Compensation and Incentive Stock Committee of the Board of Directors.  Mr. Nowak graduated from the University of Wisconsin with a degree in Accounting and is a CPA.  Until his retirement in 2004, Mr. Nowak was an audit and accounting partner for McGladrey & Pullen, LLP.  In his duties with McGladrey & Pullen, Mr. Nowak had review responsibilities including SEC reporting requirements for clients.  Mr. Nowak was with McGladrey & Pullen from 1970 through 2004.  Mr. Nowak’s financial knowledge is a valuable contribution to the Board of Directors.  Mr. Nowak is an active member of the Cedar Rapids community.  Hills Bank currently has three Bank offices in Cedar Rapids and one in neighboring Marion, Mr. Nowak’s knowledge and contacts in this market has been invaluable in assisting with the expansion of this market.  Mr. Nowak is a member of the American Institute of Certified Public Accountants and the Iowa Society of Certified Public Accountants.

Theodore H. Pacha:  Mr. Pacha was first elected to serve as a Director in 1990 and has also served as a Director of the Bank since 1990.  Mr. Pacha is currently the Chairperson of the Board of Directors of the Bank and Vice President of the Company.  Mr. Pacha serves on the Employee Stock Ownership Plan Committee, the Audit Committee and the Compensation and Incentive Stock Committee of the Board of Directors.  Mr. Pacha is currently the President and owner of THEO Resources LLC which is a business investment and consulting company in Iowa City, Iowa.  Mr. Pacha is also the President and co-owner of Duffy’s Collectible Cars in Cedar Rapids, Iowa.  Mr. Pacha previously founded and owned Hawkeye Medical Supply, Inc. which was a medical supply company and was located in Iowa City, Iowa.  Mr. Pacha sold Hawkeye Medical Supply, Inc. in 1998.  Mr. Pacha is a life-long Iowa City resident, and a community leader and business person.  Mr. Pacha has considerable knowledge of the Iowa City area which is beneficial to the Company, especially its Johnson County, Iowa offices.  Mr. Pacha’s business knowledge is a valuable contribution to the Board of Directors.  Mr. Pacha is also active in the Iowa City community.

Ann Marie Rhodes:  Ms. Rhodes was elected to the Board of Directors in 1993.  Ms. Rhodes at that time also became a member of the Board of Directors of the Bank.  The Board Committees which Ms. Rhodes serves on are the Trust Committee and the Compensation and Incentive Stock Committee.  Ms. Rhodes is a Clinical Associate Professor of Nursing and Instructor in the University of Iowa College of Law.  Ms. Rhodes obtained a nursing degree from The College of Saint Teresa, a Masters in Nursing at the University of Iowa and her law degree from the University of Iowa College of Law.  Ms. Rhodes’ experience with the largest employer in the Company’s trade area, the University of Iowa, provides important insight to the Board of Directors.  Ms. Rhodes is a member of the American and Iowa Bar Associations.  In addition, Ms. Rhodes is involved in leadership roles in several community organizations.

Name and Year		Positions &	Principal Occupation or Employment
First Become		Offices Held	During the Past Five Years and Education
Director	Age	With Company	Pertaining to Board of Director Qualifications

Directors Serving Until the 2015 Annual Meeting

Michael S. Donovan 2007 - Company 2007 - Bank	50	Director
Farmer and President of Donovan & Sons, Ltd., a local Johnson County, Iowa family farm corporation, and partner in PVP1, LLP, a local pork production operation. Mr. Donovan is a graduate of North Iowa Area Community College.

Thomas J. Gill, D.D.S. 1993 - Company 1993 - Bank	66	Director	Dentist - Private Practice in Coralville, Iowa since 1980. Dr. Gill is a graduate of the University of Iowa College of Dentistry.

Dwight O. Seegmiller 1986 - Company 1986 - Bank	60	Director & President
President of the Company and the Bank.  Mr. Seegmiller is a graduate of Iowa State University’s Agricultural Business Honors Program and the Stonier Graduate School of Banking at Rutgers University. He joined the Company in 1975 and has been President of the Company since 1986. Prior to 1986, Mr. Seegmiller was the Senior Vice President of Lending.

Thomas R. Wiele 2012 - Company 2012 - Bank	60	Director	President, Dealer and Operator of Wiele Motor Company, located in West Liberty and Columbus Junction, Iowa. Mr. Wiele is also a part-time farmer.

Additional information regarding the Directors to serve until the 2015 Annual Meeting is as follows:

Michael S. Donovan:  Mr. Donovan was elected to the Board of Directors in 2007.  Mr. Donovan at that time also became a member of the Board of Directors of the Bank.  Mr. Donovan is a farmer and the President and a shareholder of Donovan and Sons, Ltd, an Iowa farm corporation.  Mr. Donovan also is a partner in PVP1, LLP, a pork production operation in the Company’s trade area.  Mr. Donovan is a graduate of North Iowa Area Community College.  Mr. Donovan serves on the Trust Committee and Compensation and Incentive Stock Committee of the Board of Directors.  Mr. Donovan’s expertise and agricultural knowledge, especially in the area of hog production, is a valuable contribution to the Board of Directors and provides important insight into the Board of Directors’ loan responsibilities.

Thomas J. Gill, D.D.S.:  Dr. Gill was elected to the Board of Directors in 1993.  Dr. Gill at that time also became a member of the Board of Directors of the Bank.  The Board Committees on which Dr. Gill serves are the Loan Committee and the Compensation and Incentive Stock Committee.  Dr. Gill is a graduate of the University of Iowa College of Dentistry and has been a dentist in private practice since 1980.  Dr. Gill is a Coralville, Iowa resident and is active in local government.  Dr. Gill’s experience as a small business owner and knowledge of the Johnson County, Iowa area provide an important contribution to the Board of Directors.

Dwight O. Seegmiller:  Mr. Seegmiller has served as a Director of the Company and the Bank since 1986.  Mr. Seegmiller is the President and Chief Executive Officer of the Company and the Bank.  Prior to becoming President of the Company and the Bank in 1986, Mr. Seegmiller was the Senior Vice President of Lending.  Mr. Seegmiller joined the Bank in 1975.  Mr. Seegmiller graduated from Iowa State University’s Agricultural Business Honors Program.  Mr. Seegmiller graduated from the Stonier Graduate School of Banking at Rutgers University in 1981.  Mr. Seegmiller’s knowledge of the Company and the Bank provide consistent and valuable contributions to the Board of Directors.

Thomas R. Wiele:  Mr. Wiele was elected to the Board of Directors in 2012.  Mr. Wiele presently serves on the Loan Committee and the Compensation and Incentive Stock Committee of the Board of Directors.  Mr. Wiele is the President, a dealer and operator of Wiele Motor Company located in West Liberty and Columbus Junction, Iowa.  Wiele Motor Company is a local Chevrolet and Buick automobile dealer.  Mr. Wiele has been a partner and President of Wiele Motor Company since 1978.  Mr. Wiele is a member of the National Association of Automobile Dealers, the Iowa Association of Automobile Dealers and the Chevrolet Society of Sales Executives.  Mr. Wiele is also a part-time farmer.  Mr. Wiele’s business expertise and knowledge are a valuable contribution to the Board of Directors and provides important insight into the Board of Director’s loan responsibilities.  Mr. Wiele has considerable knowledge of the Company’s trade area and is active in community organizations.

None of the Directors currently serves, or has served in the past five years, as a Director of another company whose securities are registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or whose securities are subject to the requirements of Section 15(d) of the Exchange Act or a company registered under the Investment Company Act of 1940, as amended.  There are no family relationships among the Company’s Directors, nominees for Director and executive officers.

CORPORATE GOVERNANCE AND THE BOARDS OF DIRECTORS

Board of Directors of the Company

The Board of Directors of the Company meets on a regularly scheduled basis. During 2012, the Board of Directors of the Company held an annual meeting, one special meeting and twelve regular meetings. The Board of Directors of the Company has not established any standing executive or nominating committees or committees performing similar functions. The Board of Directors as a whole determines nominees to the Board of Directors.  Due to the limited turnover in the members of the Board of Directors, the Board of Directors does not feel the creation of a separate committee to perform such function is warranted.  During 2012, all Directors of the Company attended at least seventy-five percent of the total number of meetings of the Board.  Although the Company does not have a formal policy regarding attendance by Directors at annual shareholder meetings, such attendance is encouraged.  In 2012, all eleven of the Company’s Directors attended the annual shareholders’ meeting.

The Board of Directors of the Company has established a committee (the “Audit Committee”) consisting of three non-employee Directors, currently consisting of Directors Nowak, Pacha and Phelan. The Board of Directors has adopted a written charter for the Audit Committee.  A copy of the charter is available on the Company’s website at www.hillsbank.com under the heading of Hills Bancorporation.  The Audit Committee is responsible for the engagement of the independent registered public accounting firm and reviews with the independent registered public accounting firm the scope and results of the audits, the Company’s internal accounting controls and the professional services furnished by the independent registered public accounting firm. All three members of the Audit Committee are “independent” as defined under the rules of NASDAQ. Due to his experience as noted above, the Board has determined that Director Nowak qualifies as an Audit Committee Financial Expert under applicable regulations. The Audit Committee met six times in 2012.  Directors Nowak and Phelan attended at least seventy-five percent of the total number of the meetings held in 2012.  Director Pacha attended four out of the six Audit Committee meetings in 2012.  Audit Committee members are compensated by the Bank as indicated below under the heading “Schedule of Directors Fees.”

The Board of Directors of the Company has established a committee (the “Compensation and Incentive Stock Committee”) consisting of the ten non-employee Directors (i.e., all Directors but Mr. Seegmiller), all of whom are considered to be independent as defined under the rules of NASDAQ, except for Mr. Hodge. The Compensation and Incentive Stock Committee makes decisions regarding executive officer salaries, bonuses, grants of awards to all officers pursuant to the Hills Bancorporation 2010 Stock Option and Incentive Plan (the “Incentive Stock Plan”), contributions to the Hills Bank and Trust Company Employee Stock Ownership Plan (the “ESOP”), and contributions to the Hills Bank and Trust Company 401(k) Profit Sharing Plan (the “Profit Sharing Plan”). The Compensation and Incentive Stock Committee held seven meetings during 2012.  The seven meetings involved approval of grants of restricted stock to officers. All members of the Compensation and Incentive Stock Committee attended at least seventy-five percent of the meetings. Directors are not compensated for meetings of the Compensation and Incentive Stock Committee.  The Board of Directors has not adopted a charter for the Compensation Committee, since all non-employee Directors are members of the Committee and they do not believe such a charter is necessary for the Committee to appropriately perform its functions.

Each of the Company’s Directors, with the exception of Mr. Seegmiller and Mr. Hodge, has been determined by the Board of Directors to be an “independent Director” as defined by Rule 5605(a)(2) of the National Association of Securities Dealers listing standards (“NASDAQ”).  Mr. Seegmiller is not considered to be independent since he is the President and CEO of the Company and the Bank.  Mr. Hodge is not independent under the NASDAQ definition based on certain transactions between the Company and Mr. Hodge’s affiliated companies, which are described below under “Compensation and Incentive Stock Committee Interlocks and Certain Other Transactions with Executive Officers and Directors.”  In determining Director independence, the Board of Directors considers all relevant facts and circumstances, including the independence standards set forth in the rules of NASDAQ.  In order to be considered independent, a Director must be free from any relationship which, in the opinion of the Company’s Board of Directors would interfere with the exercise of independent judgment.  The Board of Directors considered certain transactions, relationships or arrangements which are described herein under the heading “Compensation and Incentive Stock Committee Interlocks and Certain Other Transactions with Executive Officers and Directors” in making its determination of director independence.

Regulation O requires loans made to executive officers and Directors to be made on substantially the same terms, including interest rates and collateral, and following credit-underwriting procedures that are no less stringent than those prevailing at the time for other transactions by the Company with other persons.  Such loans may not involve more than the normal risk of repayment or present other unfavorable features.

The Board of Directors leadership structure has historically separated the function of the Chairperson of the Board of the Bank and the Principal Executive Officer.  This structure is expected to continue in the future with the Chairperson of the Bank’s Board of Directors being a non-employee Director.  This structure promotes good corporate governance by providing a non-management leadership structure and such a leadership structure is encouraged by bank regulators.  The Company’s Board of Directors has not designated a Chairperson, and Mr. Seegmiller currently acts as the de facto chair at all meetings thereof, which generally follow meetings of the Bank’s Board of Directors.   The Company currently has no designated “lead independent director” with respect to its Board and believes this structure is appropriate because all significant business operations continue to be conducted at the Bank level.

In 2009, the Company, with the direct involvement of the Board of Directors, developed a formal plan to address Enterprise Risk Management (“ERM”) within the Company and to focus on ERM by the addition at the end of 2009 of a Risk Management Officer.  This officer is reporting on at least a quarterly basis to the Board of Directors.  The area of focus is on risks in credit, market, liquidity, operations, strategic, legal, and reputation for the Company.  The Company’s ERM includes a formal process to identify and document the key risks to the Company and provides a common framework and terminology to ensure consistency in identification, reporting and management of key risks.  In 2011, the Company created the Officers’ Risk Management Committee (“ORMC”), which is comprised of department managers and business area leaders and is intended to address all forms of risk.  In addition, the ORMC facilitates communication across lines of business.  The Board of Directors has been involved in several of these areas previously including the Audit Committee, Loan Committee and approval of the important Asset/Liability Management Policy, the Investment Policy and the Bank’s Loan Policy.  The Board of Directors takes an active role in providing risk oversight of the operations of the Company and the Bank.  The Company’s Board of Directors engages in various risk oversight activities which include coordination of the risk oversight activities engaged in by the Company’s Audit Committee and committees of the Bank’s Board of Directors.

Board of Directors of the Bank

The business and affairs of the Bank are managed by the Board of Directors of the Bank, the membership of which is identical to that of the Board of Directors of the Company. The Board of Directors of the Bank holds regular monthly meetings. In 2012, the Board of Directors of the Bank held an annual meeting, two special meetings and twelve regular meetings. The Board of Directors of the Bank has established the Trust Committee, the Audit Committee, the Loan Committee and the Employee Stock Ownership Plan (“ESOP”) Committee as standing committees of the Board of Directors of the Bank. Directors Donovan, Hodge, Rhodes and Seegmiller serve on the Trust Committee; Directors Nowak, Pacha and Phelan serve on the Audit Committee; Directors Gill, Hughes, Wiele, Seegmiller and Yoder serve on the Loan Committee; and Director Pacha serves on the ESOP Committee. The six Directors not appointed to the Loan Committee are invited to attend meetings of that committee and are compensated for such attendance at the same rate as members of the Loan Committee for each meeting attended. The Bank has established no standing executive, nominating or compensation committees of the Board of Directors or committees performing similar functions.

The Trust Committee of the Bank is responsible for overseeing and annually reviewing the operations of the Trust Department of the Bank and the status of all trusts for which the Bank’s Trust Department acts in a fiduciary capacity. The Trust Committee met twelve times during 2012. The Audit Committee held six meetings during 2012 and is responsible for coordinating the audit with BKD LLP and addressing internal audit functions. The Loan Committee held twelve meetings during 2012 and is responsible for review and oversight of the loan activities of the Bank. The ESOP Committee, which is responsible for overseeing the ESOP in connection with which the Bank’s Trust Department serves as trustee, had four meetings during 2012. During 2012, all of the Directors of the Bank attended at least 75% of the total number of meetings of the Board of Directors and ten of the Directors of the Bank appointed to committees attended at least 75% of the meetings of the committee to which such Directors were appointed.  Director Pacha attended four of the six Audit Committee meetings held in 2012.

Schedule of Directors Fees

Directors of the Company and the Bank who are not employees of the Company or the Bank (all Directors but Mr. Seegmiller) are compensated for their service as a Directors as indicated in the table below:

Compensation Item	Company	Bank

Annual Retainer (paid quarterly):
Chairperson of the Board	N/A	$15,000
Board Member	N/A	11,000

Meeting Fees:
Board Meetings	$300	500
Committee:
Audit	-	300
Compensation and Incentive Stock	-	N/A
Employee Stock Ownership Plan / Profit Sharing	N/A	300
Loan	N/A	300
Trust	N/A	300

Director Deferral Plan:

Under the Company’s Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”), which was initiated in 1997, each Director may elect to defer up to 50% of such Director’s cash compensation from retainers and meeting fees.  Any amount so deferred is credited to the Director’s deferred compensation account and converted into units equivalent in value to the fair market value of a share of stock in Hills Bancorporation at the time of such conversion.  The “stock units” are book entry only and do not represent an actual issuance of stock.  The Director’s account is adjusted each year for dividends paid and the change in the market value of Hills Bancorporation stock.  The liability for the deferred Directors’ fees is unfunded and unsecured for the participants.

Director Compensation Table

The following table provides information concerning the compensation of all the Directors other than Mr. Seegmiller for the fiscal year ended December 31, 2012.  Compensation information for Mr. Seegmiller is discussed below in the section captioned “Summary of Cash and Certain Other Compensation Paid to the Named Executive Officers.”

	Fees			Non-Equity	Change in Pension
	Earned or	Stock	Option	Incentive Plan	Value and Nonqualified	All Other
	Paid in	Awards	Awards	Compensation	Deferred Compensation	Compensation
Name	Cash ($)	($)	($)(1)(2)	($)	Earnings ($)	($)	Total ($)

Willis M. Bywater	$8,667	$-	$-	$-	$-	$-	$8,667
Michael S. Donovan	26,900	-	2,548	-	-	-	29,448
Thomas J. Gill, D.D.S.	24,200	-	-	-	-	-	24,200
Michael E. Hodge	26,000	-	-	-	-	-	26,000
Emily A. Hughes	16,850	-	6,139	-	-	-	22,989
James A. Nowak	26,000	-	-	-	-	-	26,000
Theodore H. Pacha	27,200	-	-	-	-	-	27,200
John W. Phelan	25,400	-	2,548	-	-	-	27,948
Ann Marie Rhodes	26,600	-	-	-	-	-	26,600
Ronald E. Stutsman	9,100	-	-	-	-	-	9,100
Thomas R. Wiele	17,650	-	6,139	-	-	-	23,789
Sheldon E. Yoder, D.V.M.	24,800	-	-	-	-	-	24,800

NOTES:

(1)
As of December 31, 2012, the aggregate number of unexercised stock options (not all of which were vested) held by each Director is shown below under the heading “Security Ownership of Certain Beneficial Owners and Management.”

(2)
Amounts shown represent the aggregate grant date fair value of the option awards granted to each Director computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

Set forth in the following table is certain information on each person who is known to the Board of Directors to be the beneficial owner as of March 1, 2013 of more than 5% of the Company’s Common Stock, which is the only class of equity securities that the Company has outstanding.

Amount and Nature of Beneficial Ownership

Name and	Total Shares	Sole Voting		Shared Voting		Percent
Address of	Beneficially	and Investment		and Investment		of
Beneficial Owner	Owned	Power		Power		Class

Hills Bank and Trust Company, as trustee of the Hills Bank and Trust Company Employee Stock Ownership Plan (the “ESOP”) 131 Main Street Hills, Iowa 52235	462,768	23,990	(1)	438,778	(2)	9.77%

NOTE:

(1)
Consists of shares of Company Common Stock not allocated to the accounts of employees of the Bank who are eligible to participate in the ESOP.  These shares were purchased from the Company in 2011 and will be released to participants over a five-year period ending in 2015.

(2)
Consists of shares of Company Common Stock allocated to the accounts of employees of the Bank who are eligible to participate in the ESOP.  Employees are entitled to direct the trustee how to vote shares allocated to their accounts.

The following table sets forth as of March 1, 2013 the number of shares of the Company’s Common Stock beneficially owned by each Director, nominee for Director, the non-Director executive officers and all the Directors and the non-Director executive officers as a group.  The Company has not adopted a share ownership policy or a share retention policy for the Directors or the executive officers.

Amount and Nature of Beneficial Ownership

	Total Shares		Sole Voting	Shared Voting	Percent
	Beneficially		and Investment	and Investment	of
Name	Owned		Power	Power	Class (4)

Directors
Michael S. Donovan	11,275	(1)	5,877	5,398	0.24
Thomas J. Gill, D.D.S.	10,657		10,128	529	0.22
Michael E. Hodge	9,968	(1)	7,268	2,700	0.21
Emily A. Hughes	119,312	(3)	19,312	100,000	2.51
James A. Nowak	5,500	(1)	5,500	-	0.12
Theodore H. Pacha	13,090		13,090	-	0.28
John W. Phelan	5,664	(1)	2,290	3,374	0.12
Ann Marie Rhodes	250		250	-	0.01
Dwight O. Seegmiller	125,980	(2)	77,778	48,202	2.65
Thomas R. Wiele	840		600	240	0.02
Sheldon E. Yoder, D.V.M.	10,573		9,768	805	0.22

Non-Director Executive Officers
Shari J. DeMaris	1,761	(2)	1,494	267	0.04
Timothy D. Finer	18,626	(2)	6,000	12,626	0.39
Marty J. Maiers	23,857	(2)	4,100	19,757	0.50
Steven R. Ropp	17,976	(2)	7,440	10,536	0.38
Bradford C. Zuber	22,063	(2)	5,362	16,701	0.46

All Directors and Non-Director Executive	397,392	(2)	176,257	221,135	8.37
Officers as a Group (16 persons)

NOTES:

(1)
This figure includes shares subject to currently exercisable stock options granted pursuant to the 2010 Stock Option and Incentive Plan.  For Directors, the options will expire ten years after the grant date or two years after the Director’s term of service on the Board of Directors of the Company ends, whichever occurs first.  For Non-Director Executive Officers, the options expire ten years after the grant date.  Details of the stock options are as follows:

		Number	Exercise	Expiration
Name	Grant Date	of Options	Price	Date

Michael S. Donovan	05/01/07	2,290	$52.00	05/01/17
Michael E. Hodge	05/17/04	2,940	34.50	05/17/14
James A. Nowak	10/12/04	720	36.25	12/12/14
John W. Phelan	05/01/07	2,290	52.00	05/01/17

(2)	This figure includes shares held by the Bank’s ESOP which have been allocated to the executive officers for voting purposes as follows:

ESOP
Name	Shares

Shari J. DeMaris	267
Timothy D. Finer	12,626
Marty J. Maiers	18,807
Steven R. Ropp	9,425
Dwight O. Seegmiller	43,808
Bradford C. Zuber	13,404

(3)	This figure includes 100,000 shares owned in a limited partnership of which Director Hughes is a general partner. Ms. Hughes has shared voting and investment power in the limited partnership.

(4)
Includes, for each such person, shares that are deemed to be beneficially owned by such person (a) because such shares are subject to options currently exercisable by such person or (b) because such shares are held by the ESOP and have been allocated to such person with shared voting power, as described in Notes 1, 2 and 3.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors, executive officers and persons who own more than 10 percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission.  Directors and executive officers and greater than 10 percent beneficial owners are required by applicable regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of the forms furnished to the Company, or written representations from certain reporting persons that no other reports were required, the Company believes that all filing requirements applicable to the Directors and executive officers were complied with during 2012.

COMPENSATION AND INCENTIVE STOCK COMMITTEE INTERLOCKS
AND CERTAIN OTHER TRANSACTIONS
WITH EXECUTIVE OFFICERS AND DIRECTORS

All compensation decisions affecting the executive officers of the Company and the Bank are made by the Compensation and Incentive Stock Committee of the Board of Directors.  Mr. Seegmiller, President of the Bank, serves on the Board of Directors of the Bank, but does not participate in deliberations or voting on decisions concerning compensation of executive officers.  The Committee deliberates and votes upon the compensation to be paid to each of the two executive officers of the Company. Decisions regarding the award of stock options to the two executive officers of the Company pursuant to the Company’s Incentive Stock Plan are made by the Committee consisting of the ten non-employee Directors (all Directors but Mr. Seegmiller).

Willis M. Bywater and Michael E. Hodge, both members of the Boards of Directors of the Company and the Bank and of the Compensation and Incentive Stock Committee, participated in deliberations concerning executive compensation matters during 2012.  Mr. Bywater retired from the Board of Directors as of April 16, 2012. Under rules of the Securities and Exchange Commission, the Company is required to disclose that the Bank has had certain business relationships during 2012 with Economy Advertising Company, a commercial printing and specialty advertising firm, and with Hodge Construction Company, a general contractor.  In addition, Mr. Hodge is a 17.64% investor in the limited liability corporation, OC Group, L.C. that is the owner of the Old Capitol Town Center, a portion of which is leased by the Bank for a bank office location, and he is a 40% owner of Corridor Commercial Development Company, from which the Bank purchased properties in 2010 and 2011.

Mr. Bywater is an executive officer and principal shareholder of Economy Advertising Company.  During 2012, the Bank paid the sum of $272,051 to Economy Advertising Company for commercial printing services and for the purchase of calendars and other specialty advertising items.  The Bank paid the sum of $61,908 to Economy Advertising Company from January 1 through April 16, 2012, the date of Mr. Bywater’s retirement from the Board of Directors. The Bank contemplates that it will purchase a similar amount of goods and services from Economy Advertising Company during 2013. Such business relationships have been entered into in the ordinary course of business and the Bank considered, among other factors, the prices charged for the goods and services by similar businesses in the area, the vendor’s quality and timely service history and the vendor’s banking relationships with the Bank.

The Bank has an agreement with the OC Group, L.C. under which it leased 5,845 square feet of space in Old Capitol Town Center, a two-story building with a total of 99,612 square feet, located in downtown Iowa City.  Mr. Hodge holds a 17.64% ownership interest in OC Group, L.C., the owner of Old Capitol Town Center.  The ten-year lease began on June 1, 2004.  The lease term is subject to renewal options.  The Bank’s annual lease payment on this space is currently $23.81 per square foot and increases 2% per year, plus annual common area maintenance charges of $4.00 per square foot.  The Bank is also responsible for payment of the real estate taxes allocated to the leased space.  The annual lease cost in 2012 was $159,862 before payment of such real estate taxes.  In the opinion of management, the cost of the leased space is similar to the cost of leasing comparable commercial property in downtown Iowa City.

Mr. Hodge is the President and principal shareholder of Hodge Construction Company (“Hodge Construction”).  On July 13, 2010, the Board of Directors of the Company approved a construction management agreement between the Bank and Hodge Construction for construction services related to the construction of a building for the Bank in North Liberty, Iowa.  The new office location was opened on February 21, 2012.  The new building is the Bank’s second location in North Liberty and includes retail banking and the Bank’s trust department, which relocated from its previous location in Coralville.  The construction management agreement provided for payment to Hodge Construction based upon a percentage of the total cost of the building, which the Company’s management believes to be consistent with standard practice in the construction industry.  Hodge Construction did not perform any of the construction itself, but coordinated the competitive bidding of all subcontractors for the building and oversaw the day-to-day construction activities for the building.  The new office location contains 18,600 square feet and cost $4.22 million to construct.  The Company paid Hodge Construction Company $302,000 under the construction management agreement through December 31, 2012. Although the construction management agreement was not entered into as a result of competitive bidding, the Bank’s management believes that the fee paid to Hodge Construction is comparable to what other construction management companies would charge for similar services.  In entering into the construction management agreement, the Board also took into account the availability of the desirable location of the land owned by Corridor Commercial Development Company (“Corridor”), the former owner of the land on which the building would be developed, and in which Mr. Hodge has an interest as noted below.

On March 9, 2010, the Board of Directors of the Bank approved the purchase of four lots totaling 2.36 acres for $1.3 million from Corridor.  On September 28, 2010, the Board of Directors of the Bank approved the purchase of a fifth lot from Corridor for $274,000, the purchase of which was completed in January 2011.  These five lots comprise the area where the construction project for the Bank noted in the previous paragraph occurred.  Mr. Hodge has been a 40% owner of Corridor since its formation over ten years ago, when it was formed to purchase and develop the 80 acres of land where the site is located.  The lots purchased by the Bank are part of the current development of 7.25 acres consisting of 13 lots.  Based upon management’s review of similar commercial sales and current listings of commercial real estate available in the North Liberty and Coralville area, the price paid for the five lots was consistent with the market and reflected the stable value of commercial and residential properties in the area.

The Board of Directors of the Bank does not believe that the participation by Mr. Bywater and Mr. Hodge in the deliberations concerning executive compensation has provided the Company Named Executive Officers with more favorable compensation arrangements than would have been the case absent their participation in such deliberations.  As disclosed elsewhere in this proxy statement under the caption Corporate Governance and the Board of Directors, the Board of Directors has determined that Mr. Bywater was an independent Director until his retirement in April 2012, but that Mr. Hodge is not an independent Director as defined by NASDAQ’s rules as he and affiliated companies were paid more than $200,000 during 2012.

In addition, certain of the officers and Directors of the Company, their associates or members of their families, were customers of, and have had transactions with, the Bank from time to time in the ordinary course of business, and additional transactions may be expected to take place in the ordinary course of business in the future. All loans and commitments included in such transactions have been made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. In the opinion of management of the Bank, such loan transactions do not involve more than the normal risk of collectability or present other unfavorable features.

It is the policy of the Board of Directors to review and approve any new transactions that would exceed the $120,000 disclosure requirement.  On a yearly basis, the Board of Directors reviews information on any existing and ongoing transactions with the Directors as disclosed under the Compensation and Incentive Stock Committee Interlocks and Certain Other Transactions with Executive Officers and Directors section.  Management of the Company anticipates that the Bank and the Company will continue to maintain such business relationships in the future on a similar basis to the extent that such goods and services are required by the Bank and the Company.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

In the following Compensation Discussion and Analysis section, the Company provides information concerning compensation and benefits provided to the three executive officers of the Company (the “Company Named Executive Officers”).  The Company’s current Named Executive Officers are Dwight O. Seegmiller, who is the President and Principal Executive Officer (“PEO”) and Shari J. DeMaris, who is the Secretary/Treasurer and Principal Financial Officer (“PFO”).  Ms. DeMaris became a Named Executive Officer of the Company on November 1, 2012, upon the retirement of James G. Pratt, the former Secretary/ Treasurer and PFO.  Mr. Pratt retired from the Company and Bank on October 31, 2012.  In addition, information is provided concerning compensation and benefits provided to four executive officers of the Bank (the “Bank Named Executive Officers”).  The Bank executive officers are Timothy D. Finer, Senior Vice President and Director of Real Estate Lending, Marty J. Maiers, Senior Vice President and Director of Retail Banking, Steven R. Ropp, Senior Vice President and Director of Commercial Banking, and Bradford C. Zuber, Senior Vice President and Director of Trust Services.

The Company’s overall compensation objectives are to pay salaries and provide benefits that are both fair and reasonable, consistent with the compensation practices of the financial services industry in general, and appropriate and competitive in the Bank’s local marketplace.  The Company’s goal is to attract, develop and retain high caliber executives who are capable of increasing the Company’s performance for the benefit of its shareholders while maintaining the philosophy of community banking.   Ultimately, the Company desires to base its compensation on individual performance as it affects the overall financial results of the Company.  Specifically, the executive compensation program of the Company has been designed to:

•	provide a pay-for-performance policy that differentiates compensation amounts based upon corporate and individual performance;
•
provide compensation opportunities comparable to those offered by other Iowa-based financial institutions and Midwest banks of similar asset size, thus allowing the Bank to compete for and retain talented executives who are essential to the long-term success of the Company and the Bank;

•	align the interest of the officers with the long-term interest of the Company’s shareholders through the ownership of Company Common Stock; and
•
maintain a corporate environment which encourages stability and long-term focus for the primary constituencies of the Company, including shareholders, employees, customers, regulatory agencies and the communities it serves.

To achieve its objectives the Company has structured it’s compensation program: (1) to reward current corporate and individual performance through salary increases and opportunities for cash bonuses; and (2) to reward long-term corporate and individual performance through participation in the ESOP and Profit Sharing Plan, the Deferred Compensation Plan and participation in the Incentive Stock Plan.  The amounts and types of compensation paid in 2012 (as set forth below) fit into the Company’s overall compensation objectives by achieving those two objectives.

Decisions Regarding Composition of Total Compensation

The Compensation and Incentive Stock Committee (the “Committee”), which is comprised of the full Board of Directors with the exception of Director Seegmiller, has responsibility for implementing and overseeing the Company’s executive compensation program.  In this respect, the Committee has strategic and administrative responsibility for a broad range of issues, including ensuring that the Company compensates key management employees effectively and in a manner consistent with the Company’s compensation strategy.  The Committee also oversees the administration of executive compensation plans, including the design, performance measures, and award opportunities for management compensation programs, and certain employee benefits. The Committee also makes compensation decisions with respect to each of the Company Named Executive Officers identified in the Summary Compensation Table and other tables on the following pages of this Proxy Statement.  The compensation paid to the Bank Named Executive Officers is not directly determined by the Committee, but is determined by Mr. Seegmiller, Mr. Pratt (until his retirement on October 31, 2012) and Ms. DeMaris (beginning on November 1, 2012), as the senior executives of the Company and the Bank, which determinations are then reviewed and ratified by the Committee.

The Committee’s policy is to review management compensation at least annually.  The Committee makes these reviews to ensure that management compensation is consistent with the Company’s compensation philosophies articulated above.

The factors the Committee considers in either determining or ratifying, as the case may be, the level and composition of compensation include but are not limited to the following: (1) the Bank’s performance as compared to internally-established goals for the most recently ended fiscal year and to the performance of other Iowa-based financial institutions; (2) the individual officer’s level of responsibility within the Bank; and (3) competitive compensation data.  In addition, the Committee considers the financial performance for the current year including the business plan containing the financial performance goals measured primarily in terms of earnings per share, growth of the Company, asset quality, return on assets and return on stockholders’ equity.  The Committee also considers the financial budget for the upcoming fiscal year and the Company’s updated strategic plan.  While the foregoing factors are not specifically weighted in the decision-making process, primary emphasis is placed on the Bank’s performance during the previous year as compared to the internally-established goals.  Although the Committee reviewed a number of objective factors in setting compensation for 2012, its final decision was based on a subjective determination.  Details regarding the compensation of each of the Company and Bank Named Executive Officers are set forth in the tables that appear below.

The internally established goals for purposes of the compensation discussion focus on the financial budget for the year under review compared to the actual results.  However, there are no predetermined increases or decreases in the compensation based solely upon the financial results in terms of net income compared to the budget.  Any variance to the budget is analyzed fully with the Board of Directors to determine the reasons behind the variance and to determine if such variance is a result of management’s efforts or is driven by factors in the financial area outside of their control.  Compensation adjustments are not made based on any predetermined formulas of the financial performance goals established during the financial budget process.

The Committee has not engaged outside consultants, but that option is available to the Committee.  However, in evaluating the salary component of the compensation of the Company and Bank Named Executive Officer each year, the Committee reviews salaries paid to officers holding similar positions in other Iowa-based financial institutions and compensation data from SNL Financial concerning salaries paid by other Midwest banks having between $1 billion and $3 billion in assets.  The Committee also reviews compensation data from the Iowa Bankers’ Association.  The companies included in the peer group are reviewed annually and may change based on size, merger and acquisition activity and other pertinent factors. Review of this information is done primarily to determine that the salary established is at a competitive level.  The Committee does not set strict parameters using this data.  Rather, the Committee uses this data to ensure that the Company and Bank Named Executive Officer’s compensation paid by the Bank is not inconsistent with compensation levels at appropriately defined peer organizations.

In determining the compensation to be paid to the Company Named Executive Officers in 2012, the Committee took the actions listed below:

•	Reviewed the financial performance of the Company based on a comparison of actual net income to budgeted and prior year net income;
•	Reviewed leadership and quality of contribution to the strategic direction of the Company;
•	Reviewed peer performance data versus the Company and discussed goals for 2012 and beyond;
•	Reviewed overall contributions by the Company to the communities it serves;
•
Reviewed contributions to the management of the Company’s employees and daily operations, the administration of the Company’s policies and procedures and enhancement of long-term relationships with customers;

•	Reviewed the current total compensation package for the Company Named Executive Officers to determine market competitiveness;
•	Performed an evaluation of the Company Named Executive Officers; and
•	Recommended annual salary adjustments.

After considering all the compensation paid to the Company and Bank Named Executive Officers, the Committee determined that the compensation paid to the Company and Bank Named Executive Officers is reasonable and not excessive.

Elements of Compensation

The Company provides a competitive mix of pay elements that align executive incentives with shareholder value.  The executive compensation program includes salary, cash bonuses and long-term compensation.

The forms of compensation paid in 2012 are comprised of the following:

Salaries and cash bonuses:  Salary is designed to provide competitive levels of compensation to executives based upon their experience, duties and scope of responsibility.  We pay salaries because it provides a basic level of compensation and is necessary to recruit and retain executives.  An important aspect of salary is the Committee’s ability to use annual base salary adjustments to reflect an individual’s performance or changed responsibilities.  Salary levels are also important because the Committee may tie the amount of long-term compensation to an executive’s salary.  No cash bonuses were paid in 2012 other than to the Company Named Executive Officers for the additional cash compensation paid in lieu of contributions to the ESOP and the Hills Bank and Trust Company Profit Sharing Plan that could not be made by the Bank because of Internal Revenue Code limits on such contributions.  Details of the additional cash compensation are described in footnote 2 of the Summary Compensation Table.

Participation in the ESOP: The ESOP is a defined contribution plan designed primarily to reward eligible employees for long and loyal service by providing them with retirement benefits.  The ESOP is operated in accordance with the provisions of the written plan document. The ESOP is designed and intended to invest primarily in Common Stock issued by the Company and, in so doing, to provide for employee participation in the equity ownership of the Company.  Any benefits payable under the ESOP will be based solely upon the amounts contributed for the benefit of a participant and any changes in the value of those contributions while they are held in the ESOP. The ESOP does not require or allow contributions by participating employees. Subject to certain exceptions, contributions to the ESOP are fully vested after six (6) years of service with the Bank. In 2012, the Bank, as plan sponsor of the ESOP, made an annual ESOP contribution which was allocated among all participating employees of the Bank, including the executive officers, based on their annual salaries.

Participation in the Profit-Sharing Plan: The Bank is the trustee of the Profit Sharing Plan.  The Profit Sharing Plan is operated in accordance with the provisions of the written plan document. Employees of the Bank are eligible to participate in the Profit Sharing Plan. The Profit Sharing Plan, like the ESOP, is designed primarily to reward eligible employees for long and loyal service by providing them with retirement benefits. The Profit Sharing Plan is a defined contribution plan and is primarily invested in assets other than equity securities of the Company. Any benefits payable under the Profit Sharing Plan will be based solely upon the amounts contributed by the Bank for the benefit of a participant and any changes in the value of those contributions while they are held in the Profit Sharing Plan. Apart from the qualified 401(k) plan that is part of the Profit Sharing plan, the Profit Sharing Plan does not require or allow contributions by participating employees. Subject to certain exceptions, contributions to the Profit Sharing Plan are fully vested after six years of service with the Bank.  In 2012, the Bank, as sponsor of the Profit Sharing Plan, did not make a Profit Sharing Plan contribution.

As part of the Profit Sharing Plan, the Company offers a qualified 401(k) plan to provide a tax-advantaged savings vehicle.  The Company makes matching contributions to the 401(k) plan to encourage employees to save money for their retirement.  This 401(k) plan and such matching contributions enhance the range of benefits offered to employees and the Company’s ability to attract and retain employees.  The 401(k) segment of the Profit-Sharing Plan covers all eligible employees of the Bank.  Employees are eligible to participate in elective salary deferrals.  Participants may contribute up to 100% of eligible compensation, limited to the maximum amount deductible under the Internal Revenue Code for employee salary reduction.  The Plan provides for an employer matching contribution equal to 25% of the employee’s deferral, limited to deferrals of up to 4% of compensation, therefore the maximum Company contribution is 1% of compensation. Subject to certain exceptions, both employee contributions and the Company’s matching contribution are vested immediately.

Amounts and Allocations:  The amount of the ESOP contribution and the amount of the Profit Sharing Plan contribution and the allocation between the two plans is based on the recommendations by Bank management each year.  The Board of Directors decides whether or not to approve management’s recommendation.  The Board of Directors’ decision is based on the achievement of financial performance goals of the Bank as established in the Bank’s annual budget and business plan.

Participation in the 2010 Stock Option and Incentive Plan:  Under the Plan, the Committee is authorized from time to time to grant awards of both restricted stock and stock options as the Committee, in its discretion, selects. The purpose of this plan is to advance the interests of the Company by providing additional incentive to Named Executive Officers to promote the long-term success of the business. Options granted under the plan are exercisable at such times and under such conditions as determined by the Committee and included in the award agreement. However, it has been the Committee’s practice to award options with a vesting period of five years after the date of grant and a term of ten years after the date of grant.  Shares of restricted stock are generally subject to such restrictions, including vesting periods, as the Committee may impose, which restrictions may lapse separately or in combination at such time or times, and in such installments, as the Committee may deem appropriate.

Participation in the Deferred Compensation Program: This program allows the Company Named Executive Officers to elect to defer a portion of their salaried compensation for payment by the Company at a subsequent date.  The Plan was initiated due to the Internal Revenue Service limits of contributions on the Bank’s 401(k) plan for the Company Named Executive Officers.  The Board of Directors approved a non-qualifying Deferred Compensation Program in 1995 when the 401(k) feature was added to the Bank-sponsored Profit Sharing Plan.  The Company Named Executive Officers can defer up to 30% of their base compensation and up to 100% of any bonus into the Deferred Compensation Plan.

Any amount so deferred is credited to the Company Named Executive Officer’s deferred compensation account and converted to units equivalent in value to the fair market value of a share of stock in Hills Bancorporation.  The “stock units” are book entry only and do not represent an actual purchase of stock.  The Company Named Executive Officer’s account is adjusted each year for dividends paid and the change in the market value of Hills Bancorporation stock.  The deferrals and earnings grow tax deferred until withdrawn from the plan.  Earnings credited to each individual’s account are recorded as compensation expense when earned.

Participation in the Employee Stock Purchase Plan:  The Employee Stock Purchase Plan allows the Company and Bank Named Executive Officers to elect to purchase shares of common stock in quarterly offerings through payroll deductions.

Perquisites and other benefits: Perquisites and other benefits represent a very small part of the overall compensation package, and are offered only after consideration of business need.  The Committee annually reviews the perquisites and other personal benefits that we provide to senior management.

Stock-Based Compensation - Procedures Regarding Approval and Timing and Pricing of Awards

The terms of the Incentive Stock Plan require that the Committee approve all grants of stock options and that stock options be granted only at current market prices.  The exercise price of stock options is set at the stock price on the date of grant.  We try to make stock option grants at times when they will not be influenced by a scheduled release of information.  We do not otherwise time or plan the release of material, non-public information for the purpose of affecting the value of executive compensation.

Role of Executive Officers in Determining Executive Compensation

The Committee oversees the administration of executive compensation plans, including the design, performance measures, award opportunities and certain employee benefits that are included in the Company’s compensation program.  Each year the Company Named Executive Officers make recommendations to the Committee concerning the amount of the ESOP contribution and the amount of the Profit Sharing Plan contribution.  The Committee has the authority to determine, and approves all compensation and awards to Mr. Seegmiller without his participation.  Mr. Seegmiller makes recommendations to the Committee concerning the compensation of Mr. Pratt and Ms. DeMaris.  The Committee annually reviews and makes determinations concerning the elements of such compensation.  The Company Named Executive Officers do not otherwise determine or make recommendations regarding the amount or form of executive or Director compensation.  The compensation for the Bank Named Executive Officers is not directly determined by the Committee, but is determined by Mr. Seegmiller, Mr. Pratt (until his retirement on October 31, 2012) and Ms. DeMaris (beginning on November 1, 2012) as the senior executives of the Company and the Bank with guidance from the Committee.

Adjustments to Incentive Compensation as a Result of Financial Statement Restatements

The Committee will consider adjusting future awards or recovering past awards in the event of a material restatement of the Company’s financial results.  If, in the exercise of its business judgment, the Committee believes that it is in the Company’s best interests to do so, the Committee will seek recovery or cancellation of any bonus or other incentive payments made to an executive on the basis of having met or exceeded performance targets during a period of fraudulent activity or a material misstatement of financial results where the Committee determines that such recovery or cancellation is appropriate due to intentional misconduct by the executive officer that resulted in such performance targets being achieved which would not have been achieved absent such misconduct.

Tax Considerations

Section 162(m) of the Internal Revenue Code.   Section 162(m) of the Internal Revenue Code places limits on the deductibility of compensation in excess of $1 million paid to executive officers of publicly held companies.  The Committee does not believe that Section 162(m) has had or will have any impact on the compensation policies followed by the Company.  It has been and continues to be the Committee’s intent that all incentive payments be deductible unless maintaining such deductibility would undermine the Company’s ability to meet its primary compensation objectives or is otherwise not in the Company’s best interest.  All compensation paid to the Named Executive Officers is deductible under Section 162(m) of the Internal Revenue Code.

Incentive Stock Options.  Under current federal tax law, the holder of an option that qualifies as an incentive stock option under Section 422 of the Code generally does not recognize income for federal income tax purposes at the time of the grant or exercise of an incentive stock option (but the spread between the exercise price and the fair market value of the underlying shares on the date of exercise generally will constitute a tax preference item for purposes of the alternative minimum tax).  The optionee generally will be entitled to long-term capital gain treatment upon the sale of share acquired pursuant to the exercise of an incentive stock option if the shares have been held for more than two years from the date of grant of the option and for more than one year after exercise, and the Company will not be entitled to any deduction for federal income tax purposes.  If the optionee disposes of the stock before the expiration of either of these holding periods (a “disqualifying disposition”), the gain realized on the disposition will be compensation income to the optionee to the extent the fair market value of the underlying stock on the date of exercise (or, if less, the amount realized on disposition of the underlying stock) exceeds the applicable exercise price and a corresponding deduction will be allowed to the Company.

Nonqualified Stock Options.  Under current federal tax law, an optionee does not recognize income for federal income tax purposes upon the grant of a nonqualified stock option but must recognize ordinary income upon exercise to the extent of the excess of the fair market value of the underlying shares on the date of exercise over the exercise price of the option.  The Company generally will be entitled to a deduction in the same amount and at the same time as ordinary income is recognized by the optionee.  A subsequent disposition of the shares acquired pursuant to the exercise of a nonqualified option typically will give rise to capital gain or loss to the extent the amount realized from the sale differs from the fair market value of the shares on the date of exercise.  This capital gain or loss will be long-term gain or loss if the shares sold had been held for more than one year after the date of exercise.

Restricted Stock and other stock-based awards.  Amounts received by the participant upon the grant of other stock-based awards are ordinarily taxed as ordinary income when received.  However, if such other stock-based awards consist of property subject to restrictions, the amounts generally will not be taxed until the restrictions lapse or until the participant makes an election under Section 83(b) of the Code.  The Company is generally allowed an income tax deduction at the same time and in the same amount recognized as ordinary income by the Participant.

Deferred Compensation Plan.  Amounts deferred under the Deferred Compensation Plan after December 31, 2004 are subject to Internal Revenue Code Section 409A, which governs when elections for deferrals of compensation may be made, the form and timing permitted for payment of such deferred amounts, and the ability to change the form and timing of payments initially established.  Section 409A imposes sanctions for failure to comply, including accelerated income inclusion, a 20% penalty and an interest penalty.  In December 2008, the Deferred Compensation Plan was amended as necessary to satisfy the requirements of Section 409A to allow for deferral without immediate taxation, penalty or interest.

Consideration of Most Recent Advisory Vote on Executive Compensation and Summary

We conducted our first advisory vote on executive compensation at our 2011 Annual Meeting.  While this vote was not binding on the Company, our Board of Directors or the Committee, we believe that it is important for our shareholders to have an opportunity to vote on this proposal on an annual basis as a means to express their views regarding our executive compensation philosophy, our compensation policies and programs, and our decisions regarding executive compensation, all as disclosed in our proxy statement.  Our Board of Directors and the Committee value the opinions of our shareholders and, to the extent there is any significant vote against the compensation of our Named Executive Officers as disclosed in the proxy statement, we will consider our shareholders’ concerns and the Committee will evaluate whether any actions are necessary to address those concerns.  In addition to our annual advisory vote on executive compensation, we are committed to ongoing engagement with our shareholders on executive compensation and corporate governance issues.  These engagement efforts take place throughout the year through meetings, telephone calls and correspondence involving our senior management, Directors and representatives of our shareholders.

At the 2012 Annual Meeting, more than 92% of the votes cast on the advisory vote on executive compensation proposal (Proposal 2) were in favor of our Named Executive Officer compensation as disclosed in the proxy statement, and as a result our Named Executive Officer compensation was approved.  The Board of Directors and the Committee reviewed these final vote results and determined that, given the significant level of support, no changes to our executive compensation policies and decisions were necessary at this time based on the vote results.

In summary, the Committee believes the mix of compensation elements described above motivates management to produce strong returns for shareholders.  The Committee believes this program strikes an appropriate balance between the interests and needs of the Company in operating its business and appropriate employee rewards based on shareholder value creation.

COMPENSATION AND INCENTIVE STOCK COMMITTEE REPORT

The Compensation and Incentive Stock Committee of the Board of Directors has reviewed and discussed with management the “Compensation Discussion and Analysis” included in this Proxy Statement, and based on such review and discussion, the Compensation and Incentive Stock Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement.

Members of the Compensation and Incentive Stock Committee

Michael S. Donovan	Theodore H. Pacha, Chairperson
Thomas J. Gill, D.D.S.	John W. Phelan
Michael E. Hodge	Ann Marie Rhodes
Emily A. Hughes	Thomas R. Wiele
James A. Nowak	Sheldon E. Yoder, D.V.M.

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION
PAID TO THE NAMED EXECUTIVE OFFICERS

Overview

The following sections provide a summary of cash and certain other compensation the Company paid for the year ended December 31, 2012 to the Named Executive Officers.  Except where noted, the information in the Summary Compensation Table generally pertains to compensation to the Named Executive Officers for the year ended December 31, 2012.

The compensation we disclose below is presented in accordance with SEC regulations.  According to those regulations we are required in some cases to include:

•	amounts paid in previous years;
•	amounts that may be paid in future years, including amounts that will be paid only upon the occurrence of certain events, such as a change in control of the Company;
•
amounts we paid to the Named Executive Officers which might not be considered “compensation” (for example, distributions of deferred compensation earned in prior years, and at-market earnings, dividends, or interest on such amounts); and

•
an assumed value for share-based compensation equal to the fair value of the grant as presumed under accounting regulations, even though such value presumes the option will not be forfeited or exercised before the end of its 10-year life, and even though the actual realization of cash from the award depends on whether our stock price appreciates above its price on the date of grant, whether the executive will continue his employment with us, and when the executive chooses to exercise the option.

Therefore, you are encouraged to read the following tables closely.  The narratives preceding the tables and the footnotes accompanying each table are important parts of each table.  Also, you are encouraged to read this section in conjunction with the Compensation Discussion and Analysis above.

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the Named Executive Officers for the last three fiscal years. The Company has not entered into any employment agreements with any of the Named Executive Officers.  When setting the total compensation for each of the Named Executive Officers, the Committee reviews information concerning the executive’s current compensation and all other compensation.

										Change in
										Pension Value and
Name / Age /										Nonqualified Deferred		All
Position with						Stock		Option		Compensation		Other
Company for last five		Salary		Bonus		Awards		Awards		Earnings		Compensation		Total
years (1)	Year	($)		($)		($)		($)		($)		($)(8)		($)

Company
Dwight O.	2012	$392,656	(2)	$16,766	(2)(4)	$-		$-		$9,181	(7)	$22,500		$441,103
Seegmiller,
60, President	2011	380,656	(2)	16,091	(2)(4)	-		-		60,585	(7)	22,050		479,382
and Principal
Executive	2010	370,000	(2)	16,200	(2)(4)	-		-		11,759	(7)	24,500		422,459
Officer

Shari J. DeMaris	2012	135,000	(3)	-	(2)	1,150	(5)	1,724	(6)	-		13,477		151,351
Secretary,
43, Treasurer
and Principal
Financial
Officer

James G. Pratt	2012	268,791	(2)(3)	4,379	(2)(4)	-		-		2,112	(7)	22,500		297,782
Secretary,
64, Treasurer	2011	288,064	(2)	6,831	(2)(4)	-		-		14,133	(7)	22,050		331,078
and Principal
Financial	2010	280,000	(2)	6,300	(2)(4)	-		-		2,719	(7)	24,500		313,519
Officer

Bank
Timothy D. Finer,	2012	148,000		-		-		-		-		124,735	(9)	272,735
51, Senior Vice
President,	2011	144,000		-		-		-		-		118,393	(9)	262,393
Director of
Real Estate	2010	139,700		-		-		-		-		15,313	(9)	155,013
Lending

Marty J. Maiers,	2012	172,000		-		-		-		-		89,114	(9)	261,114
55, Senior Vice
President,	2011	168,000		-		-		-		-		58,334	(9)	226,334
Director of
Retail Banking	2010	163,200		-		-		-		-		49,905	(9)	213,105

Steven R. Ropp,	2012	148,000		-		-		-		-		35,871	(9)	183,871
52, Senior Vice
President,	2011	144,000		-		-		-		-		49,063	(9)	193,063
Director of
Commercial	2010	139,700		-		-		-		-		43,314	(9)	183,014
Banking

Bradford C. Zuber,	2012	168,000		-		-		-		-		16,723	(9)	184,723
56, Senior Vice
President,	2011	164,000		-		-		-		-		45,454	(9)	209,454
Director of
Trust Services	2010	159,100		-		-		-		-		27,286	(9)	186,386

NOTES:

(1)
Mr. Seegmiller, a Named Executive Officer of the Company, has held his position for the past five years.  Mr. Pratt, a Named Executive Officer of the Company, held the position of Treasurer and Principal Financial Officer from January 1, 2008 through October 31, 2012, the date of his retirement from the Company.  Ms. DeMaris replaced Mr. Pratt as a Named Executive Officer of the Company on November 1, 2012.  All Bank named executive offices have held their respective positions for the past five years.

(2)
Compensation deferred pursuant to the Company’s deferred compensation plan is included in salary and bonus totals.  Ms. DeMaris may begin deferring amounts under the Company’s deferred compensation plan in 2013.

(3)
The salary included for Ms. DeMaris represents actual amounts paid during 2012.  Ms. DeMaris’ salary was increased to $180,000 on November 1, 2012.  The salary included for Mr. Pratt reflects amounts paid through October 31, 2012.

(4)
Consists of additional cash compensation paid in lieu of contributions to the ESOP and the Hills Bank and Trust Company Profit Sharing Plan (the “Profit Sharing Plan”) that could not be made by the Bank because of Internal Revenue Code limits on such contributions.

(5)
This figure represents two months of compensation expense related to the restricted shares awarded Ms. DeMaris.  The remainder of the compensation expense will be recognized over the remainder of the five-year vesting period.

(6)	This figure represents the compensation expense of the option award granted to Ms. DeMaris computed in accordance with ASC 718.

(7)
The amounts in the column consist of above or below-market returns on deferred compensation accrued during 2012, 2011 and 2010.  Under the terms of the Company’s deferred compensation plan, returns on such deferred compensation are determined as if all such deferred compensation had been invested in shares of Company common stock with dividends reinvested.  The amount of return was computed by comparing these returns with the returns actually achieved by the Hills Bank and Trust Company Employee Stock Ownership Plan (the “ESOP”) in which all employees participate and which invests primarily in the Company’s common stock with the balance in cash equivalent investments.  As of December 31, 2012, the ESOP had 87% of its investments in the Company’s common stock and the balance of 13% in cash equivalent investments.  The return in 2012 for the Company’s common stock was 10.94% while the cash equivalent and equity investments had a combined return of 10.06%.

(8)
For each of the Company Named Executive Officers, the figures shown consist of contributions in the following amounts made by the Bank to the Profit Sharing Plan and ESOP for the last three fiscal years.  For each of the Bank Named Executive Officers, the figures include contributions in the following amounts made by the Bank to the Profit Sharing Plan, ESOP and Bank matching contributions to the 401(k) Plan for the last three fiscal years:

	Defined	Employee Stock		Total
	Contribution Profit	Ownership	401(k)	All Other
	Sharing Plan	Plan	Plan	Compensation
Company
Dwight O. Seegmiller
2012	$-	$22,500	$-	$22,500
2011	-	22,050	-	22,050
2010	-	24,500	-	24,500

Shari J. DeMaris
2012	-	12,129	1,348	13,477

James G. Pratt
2012	-	22,500	-	22,500
2011	-	22,050	-	22,050
2010	-	24,500	-	24,500

Bank
Timothy D. Finer
2012	-	13,262	1,473	14,735
2011	-	12,954	1,439	14,393
2010	-	13,921	1,392	15,313

Marty J. Maiers
2012	-	15,415	1,713	17,128
2011	-	15,056	1,678	16,734
2010	-	16,258	1,626	17,884

Steven R. Ropp
2012	-	13,251	1,472	14,723
2011	-	12,954	1,439	14,393
2010	-	13,921	1,393	15,314

Bradford C. Zuber
2012	-	15,051	1,672	16,723
2011	-	14,743	1,638	16,381
2010	-	15,852	1,585	17,437

(9)	For each of the Named Executive Officers, the figures shown include the gain on stock options exercised detailed as follows:

		Gain on Stock
Name	Year	Options Exercised ($)

Timothy D. Finer	2012	$110,000
	2011	104,000

Marty J. Maiers	2012	71,986
	2011	41,600
	2010	32,021

Steven R. Ropp	2012	21,148
	2011	34,670
	2010	28,000

Bradford C. Zuber	2011	29,073
	2010	9,849

Stock and stock options were granted to Ms. DeMaris, a Named Executive Officer of the Company in 2012.

Grants of Plan-Based Awards

								All Other	All Other	Exercise or	Grant Date
								Awards: # of	Option Awards:	Base Price	Fair Value
		Estimated Future Payments Under			Estimated Future Payments Under			Shares of	# of Securities	of Option	of Stock
	Grant	Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			Stock or	Underlying	Awards	& Option
Name	Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)	Options (#)	($/share)	Awards ($)

Shari J.	10/9/2012	$-	$-	$-	-	-	-	500	1,500	$69.00	$69.00
DeMaris

The details of the unvested options outstanding as of year-end 2012 are shown in the following table.  Mr. Seegmiller was not granted any stock, stock options or other equity awards in 2012.  Mr. Seegmiller does not have any options vested nor unvested as of year-end 2012.  None of the Bank Named Executive Officers were granted any stock, stock options or other equity awards in 2012.  Neither of the Company’s Named Executive Officers had any options vested nor unvested outstanding as of year-end 2011.  Outstanding options for Bank Named Executive Officers are shown in the following table.  As noted above, the compensation paid to the Company Named Executive Officers and Bank Named Executive Officers consists of base salary, cash bonuses, where appropriate, and participation in the salary deferral plan and the Bank’s ESOP.

The Company and the Bank do not have any qualified or non-qualified defined benefit plans.

Outstanding Equity Awards at Fiscal Year-End Table

The following table provides information concerning unexercised options, stock that has not vested, and equity incentive plan awards for the applicable Company Named Executive Officer outstanding as of December 31, 2012.
									Equity Incentive
			Equity Incentive					Equity Incentive	Plan Awards:
			Plan Awards				Market	Plan Awards:	Market or Payout
		# of	# of			# of	Value of	# of Unearned	Value of Unearned
	# of	Securities	Securities			Shares or	Shares or	Shares, Units	Shares, Units
	Securities	Underlying	Underlying			Units of Stock	Units of	or Other	or Other
	Underlying	Unexercisable	Unexercised	Option	Option	That Have	Stock that	Rights That	Rights That
	Options (#)	Options (#)	Unearned	Exercise	Exercise	Not Been	Have Not	Have Not	Have Not
Name	Exercisable	Unexercisable	Options (#)	Price ($)	Date	Vested (#)	Vested ($)	Vested (#)	Vested ($)

Shari J.	-	1,500	-	$69.00	10/09/22	-	-	750	$52,500
DeMaris

Timothy D.	3,000	-	-	33.67	12/31/13	-	-	-	-
Finer

Marty J.	630	-	-	29.33	01/07/13	-	-	500	35,000
Maiers

Steven R.	520	-	-	29.33	01/07/13	-	-	500	35,000
Ropp

Options Exercised and Stock Vested Table

The following table provides information concerning exercises of stock options and similar instruments, and vesting of stock, during the fiscal year ended December 31, 2012 for the applicable Bank Named Executive Officers on an aggregate basis.  Neither of the Company Named Executive Officers exercised stock options nor had any stock vest during the fiscal year ended December 31, 2012.

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
Name	Acquired on Exercise (#)	Exercise ($)	Acquired on Vesting (#)	Vesting ($)

Timothy D. Finer	3,000	$110,000	-	$-

Marty J. Maiers	1,770	71,986	-	-

Steven R. Ropp	520	21,148	-	-

Nonqualified Deferred Compensation Table

The following table provides information with respect to the Deferred Compensation Plan for the Company Named Executive Officers.  The amounts shown include compensation earned and deferred in prior years, and earnings on, or distributions of, such amounts.  The Bank Named Executive Officers are not eligible to participate in the Deferred Compensation Plan.

	Executive	Registrant	Aggregate	Aggregate Withdrawals/	Aggregate
	Contributions	Contributions	Earnings	Distributions	Balance at
	in 2012 ($)(1)	in 2012 ($)(1)	in 2012 ($)(2)	during 2012 ($)	December 31, 2012 ($)

Dwight O. Seegmiller	$39,243	$16,766	$348,627	None	$3,525,893

Shari J. DeMaris	-	-	-	None	-

James G. Pratt	16,127	4,379	82,217	None	835,864

NOTES:

(1)
The amounts included in the Executive Contributions and Registrant Contributions columns are also included in the “Salary” column and the “Bonus” columns, respectively, in the Summary Compensation Table.  Amounts shown as Executive Contributions represent voluntary salary deferral elections by the named executive.  Ms. DeMaris is eligible to participate in the Company’s deferred compensation plan beginning in 2013.

(2)
Amounts included in this column of $9,181 for Dwight O. Seegmiller and $2,112 for James G. Pratt are also included in the “Change in Nonqualified Deferred Compensation Earnings” column in the Summary Compensation Table.  These amounts represent the market returns on deferred compensation balances.

Termination and Change in Control Payments

Under the terms of the Incentive Stock Plan, in the event of a change in control of the Company, any outstanding restrictions on awards will lapse and all awards will become immediately vested and fully exercisable in either cash or stock.  As of December 31, 2012, as indicated above, the Company Named Executive Officers have outstanding stock options totaling 1,500 shares and the Bank Named Executive Officers have outstanding stock options totaling 4,150 shares.

There are no employment contracts, termination of employment agreements, change in control agreements or other arrangements with the executive officers of the Company and the Bank that provide for payment or benefits to any executive officer at, following, or in connection with a change in control of the Company, a change in an executive officer’s responsibilities, or an executive officer’s termination of employment, including resignation, severance, retirement, or constructive termination.

RISK MANAGEMENT AND COMPENSATION POLICIES AND PRACTICES

The compensation policies and practices of the Company and the Bank are not believed to create risks that are reasonably likely to have a material adverse effect on operations or financial results.  The compensation policies and practices of the Company and the Bank are not designed to provide enormous bonuses and do not encourage employees to take undue amounts of risk.   The incentives provided to employees are designed to encourage sound performance over time rather than the pursuit of immediate high-risk profits.   The policies and practices of the Company and the Bank include controls that mitigate the potential impact of compensation policies that might otherwise create unacceptable levels of risk.

AUDIT COMMITTEE

Audit Committee Report

The report of the Audit Committee that follows shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement or future filings into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the information by reference, and shall not otherwise be deemed filed under such Acts.

The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is available on the Company’s website at www.hillsbank.com under the heading of Hills Bancorporation.

March 12, 2013

To the Board of Directors:

The Audit Committee consists of the following members of the Board of Directors:  James A. Nowak, Theodore H. Pacha and John W. Phelan. As noted above, the Board of Directors has determined that Mr. Nowak, Chairperson of the Audit Committee, is a “financial expert” as defined under SEC regulations.  Each of the members of the Audit Committee is independent as defined under the rules of NASDAQ.

The Audit Committee has:

•
reviewed and discussed the Company’s audited financial statements as of and for the year ended December 31, 2012 with its management and BKD LLP, the Company’s independent registered public accounting firm;

•
discussed with BKD LLP the matters required to be discussed by the Statement on Auditing Standards No. 61 as amended, (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in 3200T; and

•
received and reviewed the written disclosures and letter from BKD LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and we have discussed with the auditors the auditors’ independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the Securities and Exchange Commission.

Audit Committee

James A. Nowak, Chairperson
Theodore H. Pacha
John W. Phelan

Audit and Other Fees

Aggregate fees billed to the Company for the years ending December 31, 2012 and 2011 by the Company’s independent registered public accounting firm are presented in the table below. KPMG LLP served as the Company’s independent registered public accounting firm through June 30, 2012.  The Company engaged BKD LLP to serve as its independent registered public accounting firm as of September 30, 2012 and for year-end 2012.

	Years Ended December 31,
	2012	2011

Audit fees (1)	$211,050	$227,000
Tax fees (2)	25,300	15,650
All other fees (3)	22,500	-
Total Fees	$258,850	$242,650

NOTES:

(1)
Audit fees related to the audit of the Company’s annual financial statements, internal control over financial reporting conducted in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and services related to evaluation of the Company’s internal controls as required by the Federal Deposit Insurance Corporation Improvement Act, as amended, for the fiscal years 2012 and 2011 and for its required reviews of the Company’s unaudited interim financial statements included in its Form 10-Q for the years 2012 and 2011.

Fees paid in 2011 were to KPMG LLP.  For 2012, $23,000 was paid to KPMG LLP and $188,050 was paid to BKD LLP.

(2)	Tax fees generally related to professional service rendered for tax compliance, tax advice and tax planning. Fees paid in 2011 were to KPMG LLP. Fees paid in 2012 were to BKD LLP.

(3)	Fees paid in 2012 were to KPMG LLP. Fees of $8,750 related to two Form S-8 filings during 2012 and $13,750 related to the transition in the Company’s independent registered public accounting firm.

Audit Committee Pre-Approval Policy

The Company’s Audit Committee pre-approves all audit, audit-related, tax and other services proposed to be provided by the Company’s independent registered public accounting firm prior to engaging the independent registered public accounting firm for that purpose.  The charter of the Audit Committee sets forth this approval requirement.  All of the audit fees, audit-related fees and the tax fees for 2012 and 2011 were pre-approved by the Audit Committee.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected BKD LLP as the auditor for the Company for 2013.  Representatives of BKD LLP are expected to be present at the Annual Meeting.  They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

PROPOSALS BY SHAREHOLDERS

Shareholder proposals intended to be presented at the Annual Meeting of Shareholders to be held in 2014 must be received by the Company no later than November 25, 2013 for inclusion in the Company’s proxy statement and form of proxy relating to that meeting. Proposals should be submitted to the Company at its principal executive offices at 131 Main Street, Hills, Iowa 52235.  Proposals from shareholders for next year’s annual meeting received by the Company after January 29, 2014 will be considered untimely.  With respect to such proposals, the Company will vote all shares for which it has received proxies in the interest of the Company as determined in the sole discretion of its Board of Directors.  The Company also retains its authority to discretionarily vote proxies with respect to shareholder proposals received by the Company after November 25, 2013 but prior to January 29, 2014, unless the proposing shareholder takes the necessary steps outlined in Rule 14a-4(c)(2) under the Securities Exchange Act of 1934 to ensure the proper delivery of proxy materials related to the proposal.

BOARD NOMINATING PROCESS

The Company does not have a standing nominating committee of the Board of Directors or a committee performing similar functions. Historically, changes in the membership of the Company’s Board of Directors have been relatively infrequent.  In the view of the Board of Directors, the amount of nominating activity does not justify the establishment of such a committee.  The Board of Directors has directly performed, and expects that it will continue to directly perform, all nominating functions.  Therefore, the Board of Directors has concluded that such a committee is not needed.  In connection with its performance of such nominating functions, the Board of Directors does not have a charter.

All Directors participate in the consideration of Director nominees.  Each of the Directors, with the exceptions of Mr. Seegmiller and Mr. Hodge, is independent as defined under the rules of NASDAQ.  If one or more positions on the Board of Directors were to become vacant for any reason, the vacancy would be filled by the Board of Directors, and in such event all Directors would participate in the selection of a person to fill each such vacancy.

The process by which the Board identifies and evaluates nominees for Director is described below.  The size of the Board is established by the Company’s Bylaws.  In the event any vacancy would reduce the number of Directors to less than eleven, the Board will consider various potential candidates for Director.  Candidates may come to the attention of the committee through current Board members, shareholders, or other persons.  Nominees recommended by shareholders will be evaluated in the same manner as other nominees.  The Board has never paid fees to any third party to identify, evaluate, or to assist in identifying or evaluating, potential nominees, and it does not anticipate that it will be necessary to do so in the future.

The Board is not obligated to nominate any particular candidate for election.  Candidates will be evaluated at meetings of the Board. In evaluating possible candidates for membership on the Board of Directors, the Board will seek to achieve a balance of knowledge, experience, and capability on the Board and will consider the qualifications of possible candidates based on the criteria described below.  Members of the Board should have the highest professional and personal ethics and values, excellent personal and professional reputations, and must satisfy any necessary regulatory requirements to serve as Directors. They should have broad experience at the policy-making level in business, government, education, technology, or public interest. They should be committed to furthering the long-term as well as short-term interest of the Company and its shareholders, and in doing so they should be willing to consider the effect of any action on the Company’s shareholders, employees, suppliers, creditors and customers, and on the communities in which the Company and its subsidiary operate.  They should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all Directors’ duties for the Company.  The Board deems it a requirement that members of the Board reside within the trade area of the Bank and the Company.  The Board of Directors reserves the right to modify these qualifications from time to time.  The Board nominating process has no formal diversity policy.  However, the Board of Directors is committed to considering diversity including experience, gender and ethnicity in the nomination process.

In general, advance notice of the shareholder’s intention to nominate a candidate for election to the Board must be given to the Company’s Treasurer.  In order to be considered for nomination by the Board of Directors in connection with the Annual Meeting of Shareholders to be held in 2014, such advance notice of nominations must be received by the Company no later than November 25, 2013.  A shareholder’s advance notice of nomination should set forth: (i) as to each person whom the shareholder proposes to nominate for election or re-election as a Director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors, or is otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director, if elected); and (ii) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, (A) the name and address of such shareholder, as they appear on the Company’s books, and of such beneficial owner, (B) the number of shares of Common Stock that are owned (beneficially or of record) by such shareholder and such beneficial owner, (C) a description of all arrangements or understandings between such shareholder and such beneficial owner and any other person or persons (including their names) in connection with the nomination, and (D) a representation that such shareholder or its agent or designee intends to appear in person or by proxy at the annual meeting to place such candidate in nomination for election as a Director.  All candidates that meet the criteria to be considered for nomination will be evaluated by the Board of Directors as indicated in the previous paragraph.

COMMUNICATION WITH THE BOARD OF DIRECTORS

The Board of Directors has established a process for shareholders of the Company to send communications to the Board. Any shareholder desiring to communicate with the Board or one or more individual Board members may write to the Treasurer of the Company at the following address:

Hills Bancorporation
Board of Directors
c/o Treasurer
131 Main Street
Hills, IA 52235

The Treasurer of the Company has been instructed to forward all such communications to all Board members. The Board of Directors has adopted a policy requiring that a copy of all communications addressed to any member of the Board of Directors in his or her capacity as a Director be promptly provided to the Treasurer of the Company for distribution to all other members of the Board of Directors. All Directors will review any communication from a shareholder directed to the Board of Directors or to any one or more individual Board members in such capacity. The President and Chief Executive Officer of the Company will determine if any shareholder communication not addressed to Board members should be reviewed by the Board.

AVAILABILITY OF FORM 10-K REPORT

Copies of the Company’s Annual Report to the Securities and Exchange Commission (Form 10-K), including the financial statements and schedules thereto, for the fiscal year of the Company ended December 31, 2012, are made available by the Company, through its internet website (www.hillsbank.com) free of charge.

OTHER MATTERS

Management of the Company knows of no other matters which will be presented for consideration at the 2013 Annual Meeting of Shareholders other than those stated in the Notice of 2013 Annual Meeting, which is part of this Proxy Statement, and management does not intend to present any such other business. If any other matters do properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote thereon in accordance with their judgment. The proxy will also have the power to vote for the adjournment of the meeting from time to time.

A copy of the Annual Report of the Company for the year ended December 31, 2012, is being mailed to shareholders together with this Proxy Statement. Such report is not incorporated in this Proxy Statement and is not to be considered a part of the proxy soliciting material.

By Order of the Board of Directors

/s/ Dwight O. Seegmiller

March 15, 2013	Dwight O. Seegmiller
Hills, Iowa	President and CEO

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Authorized Signatures — This section must be completed for your vote to be counted. — B Date and Sign Below (Please sign exactly as name(s) appears on this proxy. When signing as an attorney, executor, administrator, trustee, guardian, or another representative capacity please give your full title as such. Proxies by a corporation should be signed in its name by an authorized officer. Proxies by partnership should be signed in its name by an authorized person. If more than one name appears, all persons so designated should sign.) Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. IMPORTANT ANNUAL MEETING INFORMATION Annual Meeting Proxy Card For Against Abstain 2. Approval of executive compensation. For Against Abstain 3. Approval of Independent Registered Public Accountant. 4. In their discretion, upon such other matters as may properly come before the meeting or any adjournment thereof. A Proposals — The Board of Directors unanimously recommends a vote FOR each of the nominees identified under Proposal 1, and a vote FOR each of Proposals 2 and 3. 01 -Michael E. Hodge 1. Election of Directors: Three directors for a three year term: For Withhold 02 - John W. Phelan 03 - Sheldon E. Yoder, D.V.M. For Withhold For Withhold PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — HILLS BANCORPORATION

This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting of Shareholders to be held on Monday, April 15, 2013

The undersigned hereby constitutes and appoints Michael S. Donovan, Thomas J. Gill, D.D.S. and Shari J. DeMaris, or any one or more of them, the proxies and attorneys of the undersigned, each with full power of substitution (the action of majority of them or their substitutes present and acting to be in any event controlling), for and in the name, place, and stead of the undersigned to attend the Annual Meeting of Shareholders of HILLS BANCORPORATION (the “Corporation”) to be held at the Hills Community Center, Hills, Iowa, on Monday, April 15, 2013, at 4:00 p.m. local time, and any adjournment thereof, and to vote as directed herein all shares of common stock of the Corporation held of record by the undersigned on March 1, 2013, with all powers the undersigned would possess if personally present at such meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned. If no direction is given, this Proxy will be voted FOR each of the nominees identified under Proposal 1 and FOR each of Proposals 2 and 3. In addition, this Proxy will be voted in accordance with the recommendations of management on all matters for which notice was not received by the Company at least 45 days before the anniversary of the mailing date of the Company’s proxy materials for the immediately preceding Annual Meeting of Shareholders.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

(CONTINUED ON REVERSE SIDE)